Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:35 PM 12/04/2009
FILED 01:20 PM 12/04/2009
SRV 091069979 - 4759792 FILE

CERTIFICATE OF INCORPORATION

OF

GEOKINETICS HOLDINGS, INC.

First:       The name of the corporation is Geokinetics Holdings, Inc. (hereinafter referred to as the “Corporation”).

Second:      The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Third:     The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth:   The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of common stock, par value $0.01 per share (“Common Stock”).

Dividends may be declared and paid or set apart for payment upon Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends and may be payable in cash, stock or otherwise. The holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one (1) vote. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of Common Stock in-accordance with their respective rights and interests.

Fifth:       The name of the incorporator is Jennifer Brand, whose mailing address is Haynes and Boone, LLP, 1221 McKinney, Suite 2100, Houston, Texas 77010.

Sixth:      The Corporation is to have perpetual existence.

Seventh:     Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. Cumulative voting in the election of directors or otherwise is hereby expressly prohibited. At each election for directors, each stockholder entitled to vote at such election shall be entitled to one (1) vote for each share of capital stock owned by him; no stockholder shall be entitled to cumulate his votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of shares owned by such stockholder shall equal, or to distribute such votes on the same principle among any number of such candidates.

Eighth:

(a)           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for my breach of the director’s duty of loyally to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (i) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any elimination or limitation on the personal liability of a director of the Corporation or right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b)           The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

Ninth:     All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.

In furtherance and not in limitation of the foregoing provisions of this Article Ninth, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal bylaws of the Corporation.

Tenth:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true. Accordingly, I have hereunto set my hand this 4th day of December, 2009.

Jennifer Brand

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:06 PM 12/18/2009
FILED 05:27 PM 12/18/2009
SRV 091118763 - 4759792 FILE

CERTIFICATE OF AMENDMENT

of the

CERTIFICATE OF INCORPORATION

of

GEOKINETICS HOLDINGS, INC.

Geokinetics Holdings, Inc. (the “Company”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the directors of the Company held a meeting on December 18, 2009 and duly adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Company be amended by changing the first sentence thereof, so that, as amended, said sentence shall be read in its entirety as follows:

“The name of the corporation is Geokinetics Holdings USA, Inc.”

SECOND:  That the stockholders of the Company approved said amendment by written consent dated December 18, 2009.

THIRD:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed as of the date first above written.

GEOKINETICS HOLDINGS, INC., a Delaware corporation

By:	/s/ Chin Yu
Name:	Chin Yu
Title:	Vice President

SIGNATURE PAGE
CERTIFICATE OF AMENDMENT